Exhibit 99.1

NEWS RELEASE	950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513

AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 26, 2007
GROUP 1 AUTOMOTIVE REPORTS 2007 FIRST-QUARTER EARNINGS
2007 Full-Year Guidance Revised
HOUSTON, April 26, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today reported net income for the first quarter ended March 31, 2007, of $17.4 million, or $0.72 per diluted share. These results include charges from lease terminations on an Atlanta Ford store that the company sold in the first quarter and an additional domestic brand store that the company has targeted for disposition. Excluding these charges, net income was $19.9 million, or $0.82 per diluted share, for the first quarter. This compares with net income of $22.3 million, or $0.91 per diluted share, in the first quarter of 2006.
First-quarter total revenues increased 7.4 percent to $1.5 billion from the previous-year quarter. New vehicle revenues grew 8.4 percent on a 7.8 percent unit sales increase; parts and service revenues rose 8 percent; and finance and insurance revenues increased 5.2 percent. Used vehicle retail revenues increased 8.9 percent on a unit sales increase of 7.9 percent, while used vehicle wholesale revenues declined 7.5 percent on 1.1 percent higher unit sales.
Gross profit improved 4.4 percent to $247.2 million, while gross margin decreased 50 basis points to 16.2 percent. The decrease in gross margin was driven by 60 basis-point declines in both new vehicle and parts and service margins. New vehicle margins were impacted by continuing weakness in the company’s domestic stores, with Ford F-Series sales down 25 percent from the same period a year ago and lower Chrysler margins reflecting a decrease in manufacturer dealer incentives and rebates realized. Group 1’s margins were also negatively impacted by continued weakness in the California market. The decline in parts and service gross margin reflects a mix effect of more rapidly growing wholesale parts, which have a lower margin than the average parts and service business.
First-quarter selling, general and administrative expenses (SG&A) increased 9.8 percent to $198.2 million. Included in these costs are $3.8 million of pretax charges related to the lease terminations mentioned above and a $2.3 million pretax charge due to the standardization of the company’s employee vacation policies that went into effect Jan. 1. Including these costs, and the lower gross margin, SG&A as a percent of gross profit increased to 80.2 percent from 76.2 percent from first quarter 2006.
Income from operations decreased 14.8 percent to $44.1 million in the first quarter. Operating margin at 2.9 percent was down 80 basis points from the same period last year.

Group 1 Automotive, Inc.
New vehicle inventory days’ supply improved to 57 days at quarter end from 63 days at Dec. 31, 2006. The improvement was primarily driven by a significant reduction in domestic inventory levels to 69 days’ supply at March 31 from 99 days’ supply at the end of 2006. Used vehicle inventory days’ supply declined to 28 days at March 31, from 31 days at Dec. 31. As a result of these inventory reductions, weighted average floorplan borrowings declined $28.7 million, partially offsetting a 73 basis-point increase in the weighted average interest rate. Total floorplan interest expense increased 3.3 percent to $12.2 million compared with the same period a year ago. Other interest expense also increased $1.2 million, or 30.4 percent, primarily due to the 2.25 percent convertible notes issued in June 2006.
On a same-store basis, total revenues declined 1.9 percent to $1.3 billion as lower domestic new vehicle sales and planned reductions in used vehicle wholesales more than offset improvements in all other areas of the business. Gross margin declined 10 basis points to 16.5 percent as reductions in new vehicle and parts and service margins offset improvements in used vehicle margins.
“Although we continue to face challenges with our domestic brand stores, and a weaker California new vehicle market, we are making progress in the management of our key business processes,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “The improvements we continue to deliver in used vehicles and the reductions in domestic inventory levels this quarter will serve us well in the current business environment. The first quarter started very poorly for us with very weak January sales, but we saw steady improvement in February and March. This improvement was evident in California and some of our domestic brand dealerships as well.”
Share Repurchase
During the quarter, Group 1 repurchased 75,000 shares of its common stock at an average price of $40.04 under a board authorization to fund the share delivery requirements of its existing employee stock purchase plan.
Acquisition and Disposition Recap
Year to date, Group 1 expanded its import and luxury offerings by acquiring BMW, Mini and Volkswagen franchises in Kansas and three BMW and three Mini franchises in the United Kingdom. These acquisitions are expected to generate an estimated $303.1 million in aggregate annual revenues toward Group 1’s full-year acquisition target of $600 million. The company will focus its acquisitions on import and luxury brands outside of Texas and Oklahoma with a goal of having its import and luxury offerings account for at least 80 percent of its new vehicle unit sales by year end.
In conjunction with Group 1’s strategy to dispose of its underperforming dealerships, the company divested of six franchises with trailing twelve-month revenues of $62.7 million in 2007.
Group 1 will continue to evaluate its dealership portfolio and dispose of underperforming stores. The company anticipates incurring approximately $5 million to $10 million in associated disposition charges, which includes costs associated with disposition actions previously announced in 2007. The latest disposition was the closure of a Lincoln-Mercury dealership in Atlanta on March 31.
2007 Full-Year Guidance Revised
Group 1 revised its 2007 full-year guidance to $3.75 to $4.05 per diluted share from $4.00 to $4.25 based on its outlook and the following assumptions:
•	Industry seasonally adjusted annual sales rate (SAAR) of 16.3 million vehicles

•	Flat revenue growth

•	A 75 basis-point reduction in SG&A as a percent of gross margin from 2006 levels

•	Flat interest rates throughout 2007

•	Tax rate of 37.5 percent

Group 1 Automotive, Inc.
•	Estimated average diluted shares outstanding of 24.2 million

•	Guidance excludes the impact of future acquisitions, and dispositions with related exit charges estimated at $5 million to $10 million
First-Quarter Earnings Release and Conference Call
A conference call to discuss first-quarter financial results and Group 1’s 2007 outlook and strategy will be held at 10 a.m. EST on Thursday, April 26.
The conference call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.
The conference call will also be available live by dialing in 10 minutes prior to the call at: 866-249-6463 (domestic) or 303-262-2211 (international).
A telephonic replay will be available following the call through May 3, by dialing: 800-405-2236 (domestic) or 303-590-3000 (international), with passcode: 11088203#.
About Group 1 Automotive, Inc.
Group 1 owns and operates 102 automotive dealerships, 140 franchises, and 28 collision service centers in the United States and three dealerships, six franchises and two collision centers in the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
Group 1 Automotive can be reached on the Internet at www.group1auto.com.
This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.
FINANCIAL TABLES TO FOLLOW

Group 1 Automotive, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006	% Change
REVENUES:
New vehicle retail sales	$932,094	$860,128	8.4%
Used vehicle retail sales	289,714	265,920	8.9
Used vehicle wholesale sales	74,644	80,693	(7.5)
Parts and service	175,839	162,867	8.0
Finance and insurance	50,447	47,958	5.2

Total revenues	1,522,738	1,417,566	7.4%

COST OF SALES:
New vehicle retail sales	867,614	795,614	9.0%
Used vehicle retail sales	252,941	230,880	9.6
Used vehicle wholesale sales	73,475	79,714	(7.8)
Parts and service	81,551	74,533	9.4

Total cost of sales	1,275,581	1,180,741	8.0%

GROSS PROFIT	247,157	236,825	4.4%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	198,163	180,477	9.8%

DEPRECIATION AND AMORTIZATION EXPENSE	4,848	4,563	6.2%

INCOME FROM OPERATIONS	44,146	51,785	(14.8)%

OTHER INCOME (EXPENSE):
Floorplan interest expense	(12,238)	(11,846)	3.3%
Other interest expense, net	(5,207)	(3,989)	30.4
Other income (expense), net	95	26	265.4

INCOME BEFORE INCOME TAXES	26,796	35,976	(25.5)%

PROVISION FOR INCOME TAXES	9,349	13,665	(31.6)%

NET INCOME	$17,447	$22,311	(21.8)%

DILUTED EARNINGS PER SHARE:	$0.72	$0.91	(20.9)%

Weighted average diluted shares outstanding	24,081	24,453	(1.5)%

Group 1 Automotive, Inc.
Consolidated Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2007	2006	% Change
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$37,023	$39,313	(5.8)%
Contracts in transit and vehicle receivables, net	182,161	189,004	(3.6)
Accounts and notes receivable, net	79,860	76,793	4.0
Inventories	851,190	830,628	2.5
Deferred income taxes	19,173	17,176	11.6
Prepaid expenses and other current assets	20,922	25,098	(16.6)

Total current assets	1,190,329	1,178,012	1.0
PROPERTY AND EQUIPMENT, net	293,443	230,385	27.4
GOODWILL AND OTHER INTANGIBLES	706,070	676,325	4.4
OTHER ASSETS	30,544	29,233	4.5

Total assets	$2,220,386	$2,113,955	5.0%

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Floorplan notes payable — credit facility	$587,600	$437,288	34.4%
Floorplan notes payable — manufacturer affiliates	134,781	287,978	(53.2)
Current maturities of long-term debt	8,501	854	895.4
Accounts payable	135,012	117,536	14.9
Accrued expenses	99,903	97,302	2.7

Total current liabilities	965,797	940,958	2.6
LONG-TERM DEBT, net of current maturities	490,083	428,639	14.3
DEFERRED INCOME TAXES	10,750	2,787	285.7
OTHER LIABILITIES	28,293	27,826	1.7

Total liabilities before deferred revenues	1,494,923	1,400,210	6.8

DEFERRED REVENUES	19,595	20,905	(6.3)

STOCKHOLDERS’ EQUITY:
Common stock	252	252	—
Additional paid-in capital	293,582	292,278	0.4
Retained earnings	462,164	448,115	3.1
Accumulated other comprehensive income (loss)	(131)	591	(122.2)
Treasury stock	(49,999)	(48,396)	3.3

Total stockholders’ equity	705,868	692,840	1.9

Total liabilities and stockholders’ equity	$2,220,386	$2,113,955	5.0%

BALANCE SHEET DATA:
Working capital	$224,532	$237,054	(5.3)%
Current ratio	1.23	1.25	(1.6)

Long-term debt to capitalization	41%	38%

Inventory days supply: (1)
New vehicle	57	63	(9.5)%
Used vehicle	28	31	(9.7)

(1)	Inventory days supply equals units in inventory as of the end of the period, divided by unit sales for the month then ended, times 30 days.

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)

		Three Months Ended,
		March 31,
		2007	2006
NEW VEHICLE UNIT SALES GEOGRAPHIC MIX:
Region	Geographic Market

Northeast	Massachusetts	11.3%	13.3%
	New Hampshire	3.3	3.5
	New Jersey	5.3	2.8
	New York	2.3	2.4

		22.2	22.0

Southeast	Florida	3.8	5.3
	Louisiana	3.7	6.2
	Georgia	3.5	3.8
	Mississippi	1.6	—
	Alabama	1.0	—

		13.6	15.3

Central	Texas	31.2	34.3
	Oklahoma	9.3	9.7
	New Mexico	2.2	2.1
	Kansas	0.8	—
	Colorado	—	0.3

		43.5	46.4

West	California	19.5	16.3

International	United Kingdom	1.2	—

		100.0%	100.0%

NEW VEHICLE UNIT SALES BRAND MIX:
Toyota/Scion/Lexus		34.9%	33.5%
Ford		13.3	17.1
Nissan/Infiniti		13.3	10.5
Honda/Acura		11.8	9.4
DaimlerChrysler		11.1	14.1
GM		6.9	8.0
BMW/Mini		5.5	4.0
Other		3.2	3.4

		100.0%	100.0%

NEW VEHICLE UNIT OTHER MIX:
Import		54.9%	49.4%
Domestic		25.8	33.6
Luxury		19.3	17.0

		100.0%	100.0%

Car		51.7%	47.0%
Truck		48.3	53.0

		100.0%	100.0%

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended March 31,
	2007	2006	% Change
REVENUES:
New vehicle retail sales	$932,094	$860,128	8.4%
Used vehicle retail sales	289,714	265,920	8.9
Used vehicle wholesale sales	74,644	80,693	(7.5)

Total used	364,358	346,613	5.1
Parts and service	175,839	162,867	8.0
Finance and insurance	50,447	47,958	5.2

Total	$1,522,738	$1,417,566	7.4%

GROSS MARGIN:
New vehicle retail sales	6.9%	7.5%
Used vehicle retail sales	12.7	13.2
Used vehicle wholesale sales	1.6	1.2

Total used	10.4	10.4
Parts and service	53.6	54.2
Finance and insurance	100.0	100.0

Total	16.2%	16.7%

GROSS PROFIT:
New vehicle retail sales	$64,480	$64,514	(0.1)%
Used vehicle retail sales	36,773	35,040	4.9
Used vehicle wholesale sales	1,169	979	19.4

Total used	37,942	36,019	5.3
Parts and service	94,288	88,334	6.7
Finance and insurance	50,447	47,958	5.2

Total	$247,157	$236,825	4.4%

UNITS SOLD:
Retail new vehicles sold	31,236	28,969	7.8%
Retail used vehicles sold	17,541	16,263	7.9
Wholesale used vehicles sold	10,772	10,655	1.1

Total used	28,313	26,918	5.2%

GROSS PROFIT PER UNIT SOLD:
New vehicle retail sales	$2,064	$2,227	(7.3)%
Used vehicle retail sales	2,096	2,155	(2.7)
Used vehicle wholesale sales	109	92	18.5
Total used	1,340	1,338	0.1
Finance and insurance (per retail unit)	1,034	1,060	(2.5)

OTHER:
SG&A expenses	$198,163	$180,477	9.8%
SG&A as % revenues	13.0%	12.7%
SG&A as % gross profit	80.2%	76.2%
Operating margin	2.9%	3.7%
Pretax income margin	1.8%	2.5%
Floorplan interest	$(12,238)	$(11,846)	3.3%
Floorplan assistance	9,088	8,471	7.3

Net floorplan (expense) income	$(3,150)	$(3,375)	(6.7)%

Group 1 Automotive, Inc.
Additional Information — Same Store(1)
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended March 31,
	2007	2006	% Change
REVENUES:
New vehicle retail sales	$820,017	$838,950	(2.3)%
Used vehicle retail sales	256,545	254,159	0.9
Used vehicle wholesale sales	63,861	77,650	(17.8)

Total used	320,406	331,809	(3.4)
Parts and service	159,293	155,197	2.6
Finance and insurance	46,439	46,344	0.2

Total	$1,346,155	$1,372,300	(1.9)%

GROSS MARGIN:
New vehicle retail sales	6.9%	7.5%
Used vehicle retail sales	13.1	13.1
Used vehicle wholesale sales	1.2	1.4

Total used	10.7	10.4
Parts and service	53.4	54.6
Finance and insurance	100.0	100.0

Total	16.5%	16.6%

GROSS PROFIT:
New vehicle retail sales	$56,499	$62,966	(10.3)%
Used vehicle retail sales	33,601	33,349	0.8
Used vehicle wholesale sales	761	1,068	(28.7)

Total used	34,362	34,417	(0.2)
Parts and service	85,049	84,674	0.4
Finance and insurance	46,439	46,344	0.2

Total	$222,349	$228,401	(2.6)%

UNITS SOLD:
Retail new vehicles sold	27,280	28,200	(3.3)%
Retail used vehicles sold	15,508	15,506	0.0
Wholesale used vehicles sold	9,440	10,223	(7.7)

Total used	24,948	25,729	(3.0)%

GROSS PROFIT PER UNIT SOLD:
New vehicle retail sales	$2,071	$2,233	(7.3)%
Used vehicle retail sales	2,167	2,151	0.7
Used vehicle wholesale sales	81	104	(22.1)
Total used	1,377	1,338	2.9
Finance and insurance (per retail unit)	1,085	1,060	2.4

OTHER:
SG&A expenses	$176,471	$171,798	2.7%
SG&A as % revenues	13.1%	12.5%
SG&A as % gross profit	79.4%	75.2%
Operating margin	3.1%	3.8%

Floorplan interest	$(10,871)	$(11,299)	(3.8)%
Floorplan assistance	8,205	8,185	0.2

Net floorplan (expense) income	$(2,666)	$(3,114)	(14.4)%

(1)	Same store amounts include the results for the identical months in each period presented in the comparison, commencing with the first month we owned the dealership and, in the case of dispositions, ending with the last month we owned it. Same store results also include the activities of the corporate office, but exclude the results of our two New Orleans dealerships that were closed as a result of Hurricane Katrina in August of 2005.

Group 1 Automotive, Inc.
Reconciliation of Certain Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

	Net Income			Diluted Earnings per Share
	Q1 2007	Q1 2006	% Change	Q1 2007	Q1 2006	% Change
Q1 2007 vs. Q1 2006 RECONCILIATION:
As reported	$17,447	$22,311	(21.8)%	$0.72	$0.91	(20.9)%
Adjustments:
Lease Terminations	2,478	—		0.10	—

Adjusted(1)	$19,925	$22,311	(10.7)%	$0.82	$0.91	(9.9)%

(1)	Adjusted net income and adjusted diluted earnings per share means net income or diluted earnings per share, as the case may be, plus the adjustments noted above. We use adjusted net income and adjusted diluted earnings per share in our evaluation of the performance of the company, as we believe that they provide additional information regarding the performance of our operations. We believe the presentation of these measures is relevant and useful to investors because they improve period-to-period comparability and are more reflective of our operating performance. Neither of these measures is a measure of financial performance under GAAP. Accordingly, they should not be considered as substitutes for net income or diluted earnings per share prepared in accordance with GAAP. Although we find these non-GAAP results useful in evaluating the performance of our business, our reliance on these measures is limited because the adjustments often have a material impact on our net income and diluted earnings per share calculated in accordance with GAAP. Therefore, we typically use these adjusted numbers in conjunction with our GAAP results to address these limitations.